FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS FIRST QUARTER 2011 RESULTS

17% Sales Increase

EPS More Than Doubles

CRANBURY, New Jersey – (May 2, 2011) – Innophos Holdings, Inc. (NASDAQ:  “IPHS”), a leading Specialty Phosphates producer in North America, today announced its financial results for the first quarter 2011.

First Quarter Results

•         Net sales for the first quarter 2011 were $198 million, a 17% increase over first quarter 2010 on 9% price and 8% volume growth with Specialty Phosphates and GTSP & Other both contributing strongly.

•         Specialty Phosphates first quarter 2011 sales of $176 million increased 12% compared to first quarter 2010 with prices and volumes each up 6%.

•         GTSP & Other sales at $22 million for the 2011 quarter were $9 million above the year ago level on favorable pricing and volumes.

•         Net income for the first quarter 2011 was $26 million which included a net benefit of $2 million after-tax ($0.07 per share) to update the provision for expected future claims regarding Mexican water duties.  The update included eliminating a charge for the 2005 period which is now beyond the statute of limitations.  Excluding this net benefit, net income would have been $24 million for the first quarter 2011.  Net income for the first quarter 2010 was $10 million.

•         Diluted EPS for the first quarter 2011 was $1.15 compared to $0.47 for the first quarter 2010. Excluding the net benefit mentioned above, first quarter 2011 EPS would have been $1.08.

Randy Gress, CEO of Innophos, commented on the results, “We are pleased with our first quarter results, which reflect encouraging volume and margin performance throughout our business.  In particular, we delivered continued growth in our core Specialty Phosphates business driven by increasing demand for higher margin food grade products from our food and beverage customers, the successful shift in our Mexican business toward higher value offerings, and ongoing success in growing our export business.  In addition, the strength of our value proposition continues to cement our relationships with customers allowing us to take appropriate pricing actions that are effectively offsetting the impact of higher raw material costs. Cash generation by the business also continues to be strong, and based on our excellent financial position we were pleased to announce a dividend increase of almost 50% during the first quarter while maintaining our focus on investing in the growth of our business.”

Mr. Gress continued, “Our continued success in shifting the mix of our business to higher value, higher margin specialty phosphate products underscores the strategic transformation we have achieved over the last few years. Looking ahead to the remainder of 2011, we will continue to focus on delivering on the strategic objectives that underpin our profitable growth, including: manufacturing upgrades to support continued growth in high-value food, beverage and pharmaceutical end-markets; further expansion of our core products into high-growth geographies; and, continued optimization of our supply chain. We have had a strong start to the year and look forward to the remainder of 2011.”

Segment Results first quarter 2011 versus 2010

Specialty Phosphates

Specialty Phosphates sales revenue was up 12% year over year with prices and volumes both up 6%.  Mexico volume improved 28% with continued growth in exports, while US/Canada volume was flat, as growth in Specialty Ingredients and Food & Technical Grade PPA were offset by STPP declines.

Operating income at $34 million was $12 million above first quarter 2010 levels and $5 million higher than fourth quarter 2010.  Operating income margin was 19% for first quarter 2011 compared to 14% for the same period in 2010.  As expected, margins increased 1% sequentially as price increases were achieved ahead of raw material cost increases.

US/Canada

US/Canada Specialty Phosphates sales increased 6% for first quarter 2011 compared to first quarter 2010 primarily on price increases.  The business continued to record good progress on commercializing new products, as low sodium baking powders using Innophos’ CAL-RISE® leavening agent are expected to be launched at major retailers in the second quarter.

Operating income at $30 million was $10 million above first quarter 2010 levels and $3 million higher sequentially.  Operating income margin increased 1% sequentially to 23% for first quarter 2011 compared to 16% for the same period in 2010.

Mexico

The Specialty Phosphates business in Mexico showed significant revenue improvement over first quarter 2010.  Volumes increased 28% and prices were up 9% for a total revenue increase of 37%.  Volume growth was driven by higher grade PPA and food grade specialty phosphates sales.

Operating income at $4 million was $3 million above first quarter 2010 levels and $2 million higher sequentially.  Included in the first quarter 2011 results was $2 million of scheduled major maintenance expenses.  Operating income margin increased 4% sequentially to 9% for first quarter 2011 compared to 4% for the same period in 2010.

GTSP & Other

GTSP & Other sales (primarily fertilizer co-product) increased 75% for first quarter 2011 compared to the same period in 2010.  GTSP pricing improved further on a sequential basis and was up 50% year over year.  Volume in 2011 was up 25% versus the year ago quarter and represented around 18% of the total anticipated for the year, a figure in line with fairly typical first quarter demand.

GTSP & Other recorded operating income of $7 million in first quarter 2011 compared to break-even in first quarter 2010.  Included in the first quarter 2011 operating income was a $4 million benefit for the elimination of the 2005 portion of the expected future claims regarding Mexican water duties now beyond the statute of limitations and $1 million of scheduled major maintenance expenses.  Excluding the noted Mexican water duties benefit, operating income margin was 15% for first quarter 2011, in line with expectations, compared to 1% for first quarter 2010.

Recent Trends and Outlook

Ongoing volume strength is expected to continue in the Company’s Specialty Phosphate business and management expects full year 2011 growth in net sales for Specialty Phosphates to be similar to the 12% achieved in the current quarter.

Management’s expectations for margins remain unchanged for Specialty Phosphates, with full year 2011 expected to be similar to the 2010 average of 17%.  As previously noted, first quarter margins were 2% higher than full year 2011 expectations, and 1% higher sequentially, due to price increases achieved in advance of the increased cost of goods sold expected to become more evident from the 2011 second quarter.

For GTSP & Other, further pricing improvement and stronger volumes are expected for the second quarter, leaving full year 2011 expectations for this segment, excluding the effects of Mexican water duties updates, also unchanged at around $100 million in revenue with a 15% operating income margin.  Current profitability for GTSP & Other is above its historical average, assisted by current strong fertilizer market conditions.

The second quarter sequential increase in cost of goods sold is expected to be in the $6 to $8 million range, leading to a year over year increase near the upper end of the $10 to $15 million range management has previously indicated.  Further increases in rock and sulfur related raw material costs are anticipated into the third quarter, and the Company has already begun to take actions to offset these increases.

Capital Expenditures

Capital expenditure expectations remain at $40 million of spending in 2011.  Investment continues to be focused on debottlenecking US / Canada and Mexico Specialty Salts facilities, geographical expansion and enhancing Mexico’s capability to process multiple grades of rock consistent with the Company’s supply chain diversification strategy. The expansion projects previously announced remain on track to deliver additional capacity in support of expected growth particularly for calcium and potassium phosphate product ranges.  In addition, limited investment continues in order to evaluate Innophos’ Mexican phosphate rock concessions.  The Company is also continuing to invest in its ERP project, with management anticipating an implementation mid-2011.

About Innophos Holdings, Inc.

Innophos is the leading North American producer of Specialty Phosphates products, offering performance-critical ingredients with applications in food, beverage, pharmaceutical, oral care and industrial end markets. With over a century of experience, Innophos produces complex phosphates to the highest standards of quality and consistency demanded by customers worldwide, develops new and innovative phosphate-based products to address specific customer applications and supports these high-value products with industry-leading technical service.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please see www.innophos.com. ’IPHS-E’

SOURCE Innophos Holdings, Inc.

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Financial Tables Follow

Innophos Holdings, Inc.	Financial Dynamics
Investor Relations: (609) 366-1299 investor.relations@innophos.com	Alexandra Tramont 212-850-5723

Conference Call Details

The conference call is scheduled for Tuesday, May 3, 2011 at 10:00 am ET and can be accessed by dialing 888-679-8018 (U.S.) or 617-213-4845 (international) and entering passcode 90885021.  Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call.  A replay will be available between 1:00 pm ET on May 3 and 1:00 pm ET on May 17, 2011.  The replay is accessible by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) and entering passcode 67309910.

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon first-party suppliers; and other risks.  For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – First Quarter

Segment Reporting – First Quarter

The Company reports its operations in three segments: Specialty Phosphates - US/Canada, Specialty Phosphates - Mexico and GTSP & Other.  The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis.  The following table sets forth the historical results of these indicators by segment:

Price / Volume – First Quarter

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume.  The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance.  The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change.  Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the three months ended March 31, 2011 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

Summary Cash Flow Statement

Summary Balance Sheets